Exhibit 99.6 Pre-Tax ROE Reconciliation FY 2018 Numerator: Income from continuing operations before income taxes $ 151.6 Net income attributable to non-controlling interest (3.8) Adjusted Profit Before Tax $ 147.8 Denominator: Stockholders' Equity $ 2,562.0 Non-controlling interest (351.2) Accumulated other comprehensive loss 116.8 Adjusted Stockholders' Equity $ 2,327.6 Average Stockholders' Equity $ 2,338.0 Pre-tax Return on Equity 6.3% Pre-tax Return on Equity (“Pre-Tax ROE”) is a non-GAAP measure that is derived from amounts included in our GAAP financial statements. We define Pre-Tax ROE as a ratio for which (i) the numerator is calculated as income from continuing operations before income taxes, adjusted to exclude the net income or loss attributable to non-controlling interest and (ii) the denominator is calculated as average stockholders’ equity (which excludes noncontrolling interest), adjusted to exclude accumulated other comprehensive income or loss. In the table above, the numerator and denominator of our Pre-Tax ROE calculation are reconciled to income from continuing operations before income taxes and stockholders’ equity, respectively, which are the most directly comparable GAAP financial measures. No quantitative reconciliation to a GAAP measure is provided for Pre- tax ROE targets because of the inherent difficulty in forecasting and quantifying the amountsnecessary under GAAP. Management believes that Pre-Tax ROE is a useful measure to both management and investors as it provides an indication of the economic return on the Company’s investments over time, and considers the Company’s expected tax position in the near-term. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies. 1

Free Cash Flow Reconciliation Free Cash Flow Calculation (in mm's ) - as of September 30 in both years 2018 YTD 2019 YTD Net Cash Provided by Operating Activities, Continuing Operations $ 179.5 $ 164.0 Add: Proceeds from railcar lease fleet sales owned more than one year at the time of sale 123.4 175.0 Net Cash Provided by Operating Activities, Adjusted$ 302.9 $ 339.0 Total Manufacturing CapEx (30.0) (63.3) Dividends paid (58.1) (60.8) Free Cash Flow (before Leasing CapEx)$ 214.8 $ 214.9 Free Cash Flow is a non-GAAP financial measure and is defined as Net Cash Provided by Operating Activities from Continuing Operations as computed in accordance with GAAP, plus cash proceeds from sales of leased railcars owned more than one year at the time of sale, less cash payments for manufacturing capital expenditures and dividends. We believe Free Cash Flow is useful to both management and investors as it provides a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. Free Cash Flow is reconciled to Net Cash Provided by Operating Activities from Continuing Operations, the most directly comparable GAAP financial measure, in the above table. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies. 2